As filed with the Securities and Exchange Commission on February 27, 2013

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE MACERICH COMPANY

(Exact name of registrant as specified in its charter)

Maryland	95-4448705
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

401 Wilshire Boulevard, Suite 700

Santa Monica, CA 90401

 (Address of Principal Executive Offices and Zip Code)

THE MACERICH COMPANY 2013 DEFERRED COMPENSATION PLAN FOR EXECUTIVES

(Full title of the plan)

Thomas J. Leanse

Senior Executive Vice President, Chief Legal Officer and Secretary

The Macerich Company

401 Wilshire Boulevard, Suite 700

Santa Monica, CA 90401

 (Name and address of agent for service)

(310) 394-6000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price		Amount of registration fee
Deferred Compensation Obligations (1)
2013 Deferred Compensation Plan for Executives	$75,000,000	100%	$75,000,000	(2)	$10,230.00

(1)     The Deferred Compensation Obligations being registered are general unsecured obligations of The Macerich Company to pay deferred compensation in the future to participating members of a select group of management or highly compensated employees in accordance with the terms of The Macerich Company 2013 Deferred Compensation Plan for Executives.

(2) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this registration statement omits the information specified in Part I of Form S-8.  The documents containing the information specified in Part I of this registration statement will be sent or given to eligible employees as specified in Rule 428(b)(1) promulgated under the Securities Act.  Such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                 Incorporation of Documents by Reference.

The following documents filed by The Macerich Company (the “Company”) with the Commission are incorporated by reference into this registration statement on Form S-8 (except to the extent such information is furnished rather than filed with the Commission):

1.                                      The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Commission on February 22, 2013; and

2.                                      The Company’s Current Reports on Form 8-K, filed with the Commission on January 7, 2013 and January 28, 2013, and the Company’s Current Report on Form 8-K/A, filed with the Commission on February 8, 2013 (such report amending the Company’s Form 8-K filed with the Commission on December 4, 2012).

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part of this registration statement on Form S-8 from the date of the filing of such reports and documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the Commission rules shall not be deemed incorporated by reference into this registration statement.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement on Form S-8 to the extent that a statement contained herein or in any other subsequently filed document that is also or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement on Form S-8.

Item 4.                                 Description of Securities.

The Macerich Company 2013 Deferred Compensation Plan for Executives (the “Plan”) provides a select group of management or highly compensated employees of the Company and certain of its subsidiaries with the opportunity to defer the receipt of certain pre-tax cash compensation.  Participants in the Plan are key executives of the Company and certain of its affiliates who satisfy certain eligibility requirements and who elect to participate in the Plan.  The Plan is an amendment and restatement of The Macerich Company 2005 Deferred Compensation Plan for Senior Executives and The Macerich Company 2005 Deferred Compensation Plan for Executives.

The obligations of the Company under the Plan (the “Deferred Compensation Obligations”) will be general unsecured obligations of the Company to pay deferred compensation in the future to participating eligible employees in accordance with the terms of the Plan from the general assets of the Company, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.  The Deferred Compensation Obligations will be denominated and payable in United States dollars.

Under the Plan, participants may make annual irrevocable elections to defer a specified portion of their base salary and bonus to be earned during the following calendar year.  The Company will credit an amount equal to the compensation deferred by a participant to that participant’s deferral account under the Plan.  In addition, the Company may credit matching amounts to a company matching account established for each participant in an amount equal to a percentage, established by the Company in its sole discretion, of the amount of compensation deferred by each participant under the Plan.  Account balances will be credited with income, gains and losses based on the performance of investment funds selected by the participant from a list of funds designated by the Company.  Participants are at all times 100% vested in the amounts credited to their deferral and company matching accounts.  Participants will be eligible to receive distributions of the Deferred Compensation Obligations prior to their termination of employment or at or after their termination of employment in a lump sum or installments pursuant to elections made under the rules of the Plan.  Key employees must wait six months after termination of employment, other than as a result of death, to receive a distribution.

No amount payable under the Plan shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, voluntary or involuntary. Any attempt to dispose of any rights to benefits payable under the Plan shall be void.  The Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates selected by the Participants, except that participants may withdraw all or a portion of the value of their Plan accounts under certain specified circumstances.  The Company reserves the right to amend or terminate the Plan at any time.

The total amount of the Deferred Compensation Obligations are not determinable because the amount will vary depending upon the level of participation by eligible employees and the amounts of their salaries and bonuses.  The duration of the Plan is indefinite (subject to the Company’s ability to terminate the Plan). The Deferred Compensation Obligations are not convertible into another security of the Company. The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company.  Each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Deferred Compensation Obligations, enforcing covenants and taking action upon a default by the Company.

Item 5.                                 Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                 Indemnification of Directors and Officers.

The Maryland General Corporation Law (“MGCL”) permits a corporation formed in Maryland to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) active and deliberate dishonesty which is established by a final judgment and is material to that cause of action or (2) actual receipt of an improper benefit or profit in money, property or services for the amount of the benefit or property actually received.  The Company’s charter (the “Charter”) has incorporated a provision that eliminates the liability of its directors and officers to the Company and to its stockholders for money damages to the fullest extent permitted by the MGCL.

The Charter requires the Company to indemnify present officers and directors and the Company’s Bylaws (the “Bylaws”) require the Company to indemnify present and former directors and officers, whether serving the Company or at its request another entity, to the maximum extent permitted under Maryland law, and to pay or reimburse reasonable expenses in advance of the final disposition of the proceeding to the maximum extent permitted from time to time by the laws of Maryland.  The Charter provides that the indemnification rights are non-exclusive of any other rights to which those seeking indemnification may be entitled.  The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.  In addition, the MGCL requires the Company, as conditions to advancing expenses, to obtain (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Company and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the Company if it is ultimately determined that the standard of conduct was not met.  The MGCL requires a corporation (unless its charter provides otherwise, which the Company’s Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity.  However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received unless, in either case, a court orders indemnification and then only for expenses.  The Bylaws specify the procedures for indemnification and advance of expenses.

The Partnership Agreement of the Company’s operating partnership, The Macerich Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), also provides for indemnification of the Company and its officers and directors similar to that provided to officers and directors of the Company in the Charter and Bylaws, and includes limitations on the liability of the Company and its officers and directors to the Operating Partnership and its partners similar to those contained in the Charter.

The Company and the Operating Partnership have entered into indemnification agreements with certain of the Company’s executive officers and directors.  The indemnification agreements require, among other things, that the Company and the Operating Partnership indemnify those executive officers and directors to the fullest extent permitted by law, and advance to them all related reasonable expenses, subject to certain defenses.  The Company and the Operating Partnership must also indemnify and advance all expenses incurred by those executive officers and directors seeking to enforce their rights under the indemnification agreements, and cover them under the Company’s directors’ and officers’ liability insurance.  Although this form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Charter, the Bylaws and the Partnership Agreement of the Operating Partnership, it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors, by the stockholders or by the partners of the Operating Partnership to eliminate the rights it provides.

Item 7.                                 Exemption From Registration Claimed.

Not applicable.

Item 8.                                 Exhibits.

Exhibit Number	Description

4.1

The Macerich Company 2013 Deferred Compensation Plan for Executives (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on November 5, 2012)

4.2

The Macerich Company Deferred Compensation Plan Rabbi Trust Document (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on November 5, 2012)

5.1	Opinion of Venable LLP *

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm *

23.2	Consent of Venable LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page of this registration statement on Form S-8)

* Filed herewith

Item 9.                                 Undertakings.

(a)                                 The undersigned Company hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement on Form S-8 (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement on Form S-8 (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement on Form S-8; (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement on Form S-8 or any material change to such information in this registration statement on Form S-8; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this registration statement on Form S-8; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this registration statement on Form S-8 shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the indemnity provisions summarized in Item 6, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Monica, State of California, on February 27, 2013.

THE MACERICH COMPANY

By:	/s/ Thomas E. O’Hern
Thomas E. O’Hern
Senior Executive Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Arthur M. Coppola, Edward C. Coppola, Thomas E. O’Hern and Thomas J. Leanse each of whom may act without joinder of the other, as his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed by the following persons in the capacities and effective on the date indicated:

Signature	Title	Date

/s/ Arthur M. Coppola	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	February 27, 2013
Arthur M. Coppola

/s/ Dana K. Anderson	Vice Chairman of the Board of Directors	February 27, 2013
Dana K. Anderson

/s/ Edward C. Coppola	President and Director	February 27, 2013
Edward C. Coppola

/s/ Douglas Abbey	Director	February 27, 2013
Douglas Abbey

/s/ Fred S. Hubbell	Director	February 27, 2013
Fred S. Hubbell

/s/ Mason G. Ross	Director	February 27, 2013
Mason G. Ross

/s/ Diana M. Laing	Director	February 27, 2013
Diana M. Laing

/s/ Stanley A. Moore	Director	February 27, 2013
Stanley A. Moore

/s/ Dr. William P. Sexton	Director	February 27, 2013
Dr. William P. Sexton

/s/ Andrea Stephen	Director	February 27, 2013
Andrea Stephen

/s/ Thomas E. O’Hern	Senior Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	February 27, 2013
Thomas E. O’Hern

EXHIBIT INDEX

Exhibit Number	Description

4.1

The Macerich Company 2013 Deferred Compensation Plan for Executives (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on November 5, 2012)

4.2

The Macerich Company Deferred Compensation Plan Rabbi Trust Document (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on November 5, 2012)

5.1	Opinion of Venable LLP *

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm *

23.2	Consent of Venable LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page of this registration statement on Form S-8)

* Filed herewith